Exhibit 99.1

HealthLynked Closes Acquisition of Cura Health Management, LLC and ACO Health Partners

NAPLES, Florida, May 20, 2020 /PRNewswire/ -- HealthLynked Corp (HLYK), a global healthcare network focused on care management of its members and a provider of healthcare technologies that connect doctors, patients and medical data, today announced that it closed its acquisition of Cura Health Management, LLC (“CHM”) and its wholly owned subsidiary ACO Health Partners, LLC (“AHP”) on May 18, 2020.

“As we expand our global network and focus on improving care and reducing costs through our technologies and related services, it was a natural fit to acquire CHM and AHP. We believe our ACO division will bring significant value to our patients and physician members around the globe,” said Michael Dent, M.D., HealthLynked’s Chairman and CEO. “Closing the acquisition demonstrates HealthLynked’s skill in executing its M&A strategy even during the COVID-19 pandemic.”

Unaudited Financials. CHM’s unaudited consolidated revenue for 2019 and 2018 were $2,075,607 and $2,466,843 respectively.  CHM’s unaudited consolidated adjusted net income for the same periods was $667,671 and $337,001, respectively. Anticipated unaudited consolidated CHM net income for the next twelve months is projected to be approximately $437,500. Unaudited assets of CHM as of December 31, 2019 were $661,069. We anticipate having the audit completed in the next 72 days.

Amendment to the Agreement. The acquisition cost of $1.75 million is a combination of cash, HealthLynked common stock, and a four-year performance-based earnout. HLYK and CHM mutually agreed to amend the definitive agreement at closing to defer a portion of the initial payment of cash and stock, an additional payment of cash and stock in September 2020 when the CMS final report of shared savings is received, and the remaining amount in a 4-year earnout. The total consideration of $1.75M did not change. Shared savings in 2019 and 2018 were $2.3M and $1.9M respectively.

George O’Leary, Chief Financial Officer of HealthLynked, stated, “CHM and HLYK agreed that with the uncertainty around COVID19 and the desire to get started working together now, it made more sense to align our interests by delaying a portion of the upfront acquisition consideration until September, when there will be move visibility into the new normal of the ACO marketplace.” He continued, “We are very excited to bring the expertise of the Cura Team into the HealthLynked family. Scott Calhoun, our Corporate Controller, will be overseeing the audit and the transition into HealthLynked’s operating structure.”

About HealthLynked Corporation HLYK

HealthLynked Corp. provides a solution for both patient members and providers to improve healthcare through the efficient exchange of medical information. The HealthLynked Network is a cloud-based platform that allows members to connect with their healthcare providers and take more control of their healthcare. Members enter their medical information, including medications, allergies, past surgeries and personal health records in one convenient online and secure location, free of charge. Participating healthcare providers can connect with their current and future patients through the system. Benefits to in-network providers include the ability to utilize the HealthLynked patent pending patient access hub “PAH” for patient analytics. Other benefits for preferred providers include HLYK marketing tools to connect with their active and inactive patients to improve patient retention, access more accurate and current patient information, provide more efficient online scheduling and to fill last minute cancelations using our “real time appointment scheduling” all within our mobile application. Preferred providers pay a monthly fee to access these HealthLynked services. For additional information about HealthLynked Corp. visit www.healthlynked.com and connect with HealthLynked on Twitter, Facebook, and LinkedIn.

About Cura Health Management CHM

CHM is a healthcare enablement company that empowers local market provider entrepreneurs to own and operate their own Value Service Organizations in a franchise like model that extends their reach and capabilities to maximize revenue, deliver quality care and improve patient outcomes. CHM’s innovative resources and expert solutions are administered as an extension of providers’ current in-practice resources, expanding care coordination and care management services and value-based analytics. These solutions support financial success within both traditional payment models and expansion to new services, allowing partners to succeed within current and ever emerging value-based payment models.

About ACO Health Partners AHP

ACO Health Partners is an Accountable Care Organization (ACO), based out of Jacksonville but with providers all over the country, participating in the Medicare Shared Savings Program.  AHP was formed to benefit the patients (Medicare Fee-for-Service Beneficiaries), providers and the communities it serves. AHP is built on a model of coordinated care to ensure that patients, especially the chronically ill and the elderly, receive the right care at the right time, avoiding unnecessary duplication of services and prevention of medical errors.

Forward Looking Statements

Forward-Looking Statements in this press release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Our actual results, including as a result of any acquisitions, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by our management, and us are inherently uncertain. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this press release. We undertake no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. Certain risks and uncertainties applicable to our operations and us are described in the “Risk Factors” section of our most recent Annual Report on Form 10-K and in other filings we have made with the U.S. Securities and Exchange Commission. These reports are publicly available at www.sec.gov.

Contacts:

George O’Leary

Chief Financial Officer

goleary@healthlynked.com

(800) 928-7144, ext. 99

Investor Relations Contacts:
Stephanie Prince	Jim Hock
PCG Advisory Group	Hanover International Inc.
sprince@pcgadvisory.com	jh@hanoverintlinc.com
646-762-4518	760-564-7400